UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 24, 2004

Silicon Valley Bancshares

(Exact name of registrant as specified in its charter)

Delaware	000-15637	91-1962278
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3003 Tasman Drive, Santa Clara, CA 95054-1191
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 654-7400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.142-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4© under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into Material Definitive Agreement.

On November 24, 2004, the Compensation Committee of Silicon Valley Bancshares, a Delaware corporation (the “Company”), approved the terms of an offer letter agreement, dated November 13, 2004 (the “Offer Letter”), which provides for the hiring of David Ketsdever as Chief Executive Officer of SVB Alliant Partners (“SVB Alliant”), a California corporation and a wholly-owned subsidiary of the Company.  The effectiveness of the Offer Letter was contingent upon approval by the Company’s Compensation Committee.

Under the terms of the Offer Letter, Mr. Ketsdever’s employment with SVB Alliant is at-will and will commence on November 29, 2004.  He will receive a monthly base salary of $16,666.66, and subject to stockholder approval, the following performance-based annual bonuses:

Fiscal Year	Bonus Amount*
2004	None
2005**	55% of SVB Alliant’s gross margin for such fiscal year
2006	$200,000, plus 30% of SVB Alliant’s gross margin for such fiscal year
2007	$300,000, plus 25% of SVB Alliant’s gross margin for such fiscal year
2008 and later	To be determined by the Board of Directors

*                         SVB Alliant’s gross margin is defined as net income before tax, as calculated by the Company in accordance with accounting principles generally accepted in the United States.

**                 For 2005 only, Mr. Ketsdever will be entitled to a minimum bonus payment of $800,000.

Such annual bonus amounts are subject to Alliant performance and certain adjustments.  To the extent any annual bonus amount exceeds $3,000,000, the excess over $3,000,000 will be reduced by 50%.  To the extent any such recalculated bonus amount exceeds $4,000,000, the excess over $4,000,000 will be reduced by 75%.  Additionally, the first $800,000 of any annual bonus amount will be paid in cash, and the remainder as follows: 60% in cash, and 40% in restricted stock unit awards which will be subject to annual vesting in equal installments over a three year period following the date of grant (and accelerated vesting in full upon involuntary termination without cause of Mr. Ketsdever).

Additionally, Mr. Ketsdever was granted an option to purchase 20,000 shares, and a restricted stock unit award of 5,000 shares, of the Company’s common stock.  Both awards will be subject to annual vesting in equal installments over a four year period beginning on the date of hire, subject to continuous employment.

Moreover, in the event annual revenues and net gross margins for fiscal year 2008 for SVB Alliant exceeds $50,000,000 and 25%, respectively, the Company will, subject to stockholder approval, recommend to its Board of Directors that it approve a grant to Mr. Ketsdever of an additional restricted stock unit award of 25,000 shares, which will be subject to annual vesting in equal installments over a four year period following the date of grant.

All annual bonus payments described above and the additional restricted stock unit award of 25,000 shares based on SVB Alliant’s financial performance in 2008 are subject to approval by the stockholders of the Company.  The Company intends to submit the proposed bonus payments to its stockholders for approval at the 2005 Annual Stockholders Meeting.  If the Company’s stockholders do not approve the proposed payments, then an alternative compensation plan will be considered.

Mr. Ketsdever, age 39, was most recently with Green Ridge Systems, Inc., a software company, from 2002 to 2004, where he was the Founder and Chief Executive Officer.  Prior to that, he served as the Managing Director of Technology Investment Banking at Merrill Lynch, from 1998 to 2002, where he headed the Global Software Group.

Copies of Mr. Ketsdever’s Offer Letter and the related press release are filed herewith as Exhibits 10.34 and 99.1, respectively, and incorporated by reference.

Item 5.02                                             Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Please see Item 1.01 above.

Item 9.01                                             Financial Statements and Exhibits.

(c)                                  Exhibits.

Exhibit No.	Description

10.34	Offer Letter to David Ketsdever, dated November 13, 2004

99.1	Press Release, dated November 29, 2004

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	November 30, 2004	SILICON VALLEY BANCSHARES

		By:	/s/ DEREK WITTE
		Name:	Derek Witte
		Title:	General Counsel

Exhibit Index

Exhibit No.	Description

10.34	Offer Letter to David Ketsdever, dated November 13, 2004

99.1	Press Release, dated November 29, 2004